UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 14, 2012

TeleCommunication Systems, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	000-30821	52-1526369
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

275 West Street, Annapolis, Maryland		21401
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	410/263-7616

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.06 Material Impairments.

On June 14, 2012, TeleCommunication Systems, Inc. (the "Company") concluded that in accordance with Generally Accepted Accounting Principles (GAAP), the Company will record a pre-tax, non-cash goodwill and other intangibles impairment charge of $126 million in the second quarter of 2012 related to its 2009 acquisition of Networks In Motion, Inc., (now its navigation reporting unit) which is included in the Company’s commercial segment. After the goodwill and other intangibles impairment charge, the net book value of the reporting unit will be approximately $47 million.

The Company performs its annual goodwill impairment test in the fourth quarter of its fiscal year, and is required to perform impairment tests at other times if a significant event or change in circumstances indicates that it is more likely than not that the fair value of these intangible assets has been reduced. As previously disclosed in the Company's Form 10-Q for the quarter ended March 31, 2012, in mid-April of 2012, the Company received notice from a significant navigation application customer that it intended to adjust pricing for TCS services effective May 1, 2012 and based on our recent contract negotiations, the Company determined that it was reasonably likely that the fair value of goodwill and other intangibles for the navigation reporting unit may be below book value. In connection with this review, the Company updated its estimated fair value of the navigation reporting unit utilizing a discounted cash flow model based on updated financial projections, including the impact on revenue of customer contracts, and utilized market comparable data to support the value determined utilizing the discounted cash flow model.

The non-cash charge for the goodwill and other intangibles impairment is not expected to impact the Company's future cash flow, liquidity, or compliance with its debt covenants. No tax benefit will be recognized on the goodwill or acquired intangibles impairment impaired, since the Networks in Motion acquisition was a purchase of stock.

More information regarding the Company's intangibles impairment, including a description of steps one and two of the analysis, and the approaches taken in the analysis of goodwill will be in included in the notes to the Condensed Consolidated Financial Statements in the Company's second quarter 2012 Form 10-Q. The description of the non-cash charges for the intangible assets impairment contained in this Item 2.06 does not purport to be complete and it is qualified in its entirety by reference to the full text of our Form 10-Q to be filed for the period ending June 30, 2012.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are based upon the Company's current expectations and assumptions that are subject to a number of risks and uncertainties that would cause actual results to differ materially from those anticipated. The words "believe," "expect," "intend," "anticipate," and variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Statements in this Current Report on Form 8-K that are forward-looking include, but are not limited to: (a) our expectation that the non-cash charge will not impact cash flows, liquidity or compliance with debt covenants, and (b) our estimate of the amount of the charge to our earnings resulting from the impairment of the assets.

Additional risks and uncertainties are described in our previous filings with the Securities and Exchange Commission (SEC). These include without limitation risks and uncertainties relating to our financial results and our ability to (i) sustain profitability, (ii) continue to rely on our customers and other third parties to provide additional products and services that create a demand for our products and services, (iii) conduct our business in foreign countries, (iv) adapt and integrate new technologies into our products, (v) expand our sales and business offerings in the wireless data industry, (vi) develop software without any errors or defects, (vii) have sufficient capital resources to fund our operations, (viii) protect our intellectual property rights, and (ix) implement our sales and marketing strategy. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to update or revise the information in this current report on Form 8-K, whether as a result of new information, future events or circumstances, or otherwise.

Item 5.07 Submission of Matters to a Vote of Security Holders.

The 2012 Annual Meeting of Stockholders of TeleCommunication Systems, Inc. (the "Company") was held on June 14, 2012 (the "Annual Meeting"). At the Annual Meeting, the stockholders elected three Class II directors to serve for terms of three years, until the company's annual meeting of stockholders to be held in 2015, and until his successor is duly elected and qualifies, unless prior to that date they have resigned or otherwise left office. The Class II directors received votes as follows:

Jan C. Huly
FOR: 38,839,016
AGAINST: 0
ABSTENTIONS: 3,384,242
BROKER NON-VOTES: 0

A. Reza Jafari
FOR: 30,046,084
AGAINST: 0
ABSTENTIONS: 12,177,174
BROKER NON-VOTES: 0

Weldon H. Latham
FOR: 28,320,369
AGAINST: 0
ABSTENTIONS: 13,902,889
BROKER NON-VOTES: 0

There were no other matters coming before the Annual Meeting that required a vote by the shareholders.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TeleCommunication Systems, Inc.

June 15, 2012	By:	Thomas M. Brandt, Jr.

Name: Thomas M. Brandt, Jr.
Title: Sr. Vice President & CFO